July 26, 2022

First Busey Announces 2022 Second Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

Second Quarter 2022 Highlights:

●Second quarter 2022 net income of $29.8 million and diluted EPS of $0.53
●Second quarter 2022 adjusted net income1 of $30.1 million and adjusted diluted EPS1 of $0.54
●Second quarter 2022 net income and adjusted net income include the impact of net security losses of $1.7 million
●Core loan1 growth of $249.1 million in the second quarter of 2022, representing a 13.8% annualized growth rate
●Second quarter 2022 net interest margin reflects a 23 basis point increase over last quarter
●Non-performing assets of 0.15% of total assets and annualized net charge-off ratio of 0.06% in the second quarter
●Busey Wealth Management revenue of $14.1 million in the second quarter of 2022
●FirsTech revenue2 of $5.4 million for the second quarter of 2022, up from $4.8 million for the second quarter of 2021, representing 10.8% year-over-year growth
●Completed $100 million subordinated debt issuance to enhance capital and liquidity positions
●For additional information, please refer to the 2Q22 Quarterly Earnings Supplement

Second Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the second quarter of 2022 was $29.8 million, or $0.53 per diluted common share, compared to $28.4 million, or $0.51 per diluted common share, for the first quarter of 2022, and $29.8 million, or $0.53 per diluted common share, for the second quarter of 2021.  Adjusted net income1 for the second quarter of 2022 was $30.1 million, or $0.54 per diluted common share, compared to $29.1 million, or $0.52 per diluted common share, for the first quarter of 2022, and $31.9 million, or $0.57 per diluted common share, for the second quarter of 2021.  For the second quarter of 2022, annualized return on average assets and annualized return on average tangible common equity1 were 0.96% and 14.50%, respectively.  Based on adjusted net income1, annualized return on average assets was 0.97% and annualized return on average tangible common equity1 was 14.62% for the second quarter of 2022.

Pre-provision net revenue1 for the second quarter of 2022 was $39.6 million, compared to $36.1 million for the first quarter of 2022 and $34.0 million for the second quarter of 2021.  Adjusted pre-provision net revenue1 for the second quarter of 2022 was $41.3 million, compared to $39.4 million for the first quarter of 2022 and $37.5 million for the second quarter of 2021.  Pre-provision net revenue to average assets1 for the second quarter of 2022 was 1.27%, compared to 1.16% for the first quarter of 2022, and 1.20% for the second quarter of 2021.  Adjusted pre-provision net revenue to average assets1 for the second quarter of 2022 was 1.33%, compared to 1.26% for the first quarter of 2022 and 1.32% for the second quarter of 2021.

The Company experienced its fifth consecutive quarter of strong core loan1 growth.  Core loan1 growth of $249.1 million in the second quarter of 2022 follows $127.1 million in the first quarter of 2022, and compares to $142.0 million in the second quarter of 2021.  Over the last four quarters, the Company has generated $694.9 million in core loan1 growth, equating to a year-over-year growth rate of 10.2%.

The Company’s second quarter 2022 results include provision expense of $1.7 million for credit losses and a provision release of $0.3 million for unfunded commitments.  The total allowance for credit losses was $88.8 million at June 30, 2022, representing 1.18% of both total portfolio loans outstanding and core loans1.  The Company recorded net charge offs of $1.1 million in the second quarter of 2022.  Second quarter results also include net security losses of $1.7 million, compared to losses of $0.6 million in the first quarter of 2022 and $0.9 million of gains in the second quarter of 2021.  Losses in the second quarter of 2022 were primarily unrealized, related to equity securities market valuations.

1 See “Non-GAAP Financial Information” for reconciliation.

2 Revenue from the Company’s subsidiary, FirsTech, Inc. (FirsTech), excluding intracompany eliminations.

Our fee-based businesses continue to add revenue diversification.  In the second quarter of 2022, wealth management fees were $14.1 million, compared to $15.8 million in the first quarter of 2022 and $13.0 million in the second quarter of 2021, representing 8.7% year-over-year growth.  The quarter-over-quarter decline in wealth management fees is primarily attributable to customary seasonality in farm management income as well as declines in market valuations.  Consolidated revenue from payment technology solutions from FirsTech was $4.9 million in the second quarter of 2022, compared to $5.1 million in the first quarter of 2022 and $4.5 million in the second quarter of 2021, representing 7.9% year-over-year growth.  Fees for customer services were $9.6 million in the second quarter of 2022, compared to $8.9 million in the first quarter of 2022 and $8.6 million in the second quarter of 2021, representing 11.3% year-over-year growth.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (GAAP).  Non-operating pretax adjustments for the second quarter of 2022 included $0.2 million of expenses related to non-operating professional fees and $0.1 million of fixed asset impairment related to the 2021 Personal Banking Transformation Plan.  The Company believes that non-GAAP measures—including pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, adjusted pre-provision net revenue to average assets, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net interest income, adjusted net interest margin, adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, adjusted core efficiency ratio, tangible book value per common share, tangible common equity, tangible common equity to tangible assets, core loans, core loans to portfolio loans, core deposits, core deposits to total deposits, and core loans to core deposits—facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Subordinated debt issuance

To further enhance the Company’s strong capital and liquidity positions, during the second quarter of 2022 First Busey completed a successful public offering of $100.0 million of 5.000% Fixed-To-Floating Rate Subordinated Notes due in 2032.  This issuance qualifies as Tier 2 Capital for regulatory purposes, while also significantly bolstering the cash reserves held at the holding company.  Using proceeds obtained from this successful public offering, the Company anticipates redeeming, during the third quarter of 2022, $60.0 million of outstanding callable subordinated notes originally issued in 2017.

Community Banking

First Busey’s goal of being a strong community bank begins with outstanding associates.  The Company is humbled to be named among the 2021 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Money Management by Pensions and Investments, the 2022 Best Places to Work in Illinois by Daily Herald Business Ledger and the 2022 Best Companies to Work For in Florida by Florida Trend magazine.

As we enter the second half of 2022, we are cognizant of the evolving economic outlook and remain focused on protecting our fortress balance sheet.  We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
EARNINGS & PER SHARE AMOUNTS
Net income	$29,824	$28,439	$29,766	$58,263	$67,582
Diluted earnings per share	0.53	0.51	0.53	1.04	1.22
Cash dividends paid per share	0.23	0.23	0.23	0.46	0.46
Pre-provision net revenue [1,2]	39,569	36,066	34,030	75,635	74,228
Revenue [3]	108,661	106,442	96,655	215,103	191,352

Net income by operating segments:
Banking	30,499	26,451	29,237	56,950	64,765
FirsTech	397	550	401	947	830
Wealth Management	5,092	5,840	4,885	10,932	9,567

AVERAGE BALANCES
Cash and cash equivalents	$351,697	$687,455	$647,465	$518,647	$592,267
Investment securities	3,841,011	3,970,356	3,031,250	3,905,326	2,797,762
Loans held for sale	3,089	11,930	22,393	7,485	26,858
Portfolio loans	7,378,969	7,160,837	6,889,551	7,270,506	6,813,530
Interest-earning assets	11,453,198	11,703,947	10,448,417	11,577,879	10,102,278
Total assets	12,452,070	12,660,939	11,398,655	12,555,928	10,998,672

Noninterest bearing deposits	3,535,110	3,589,952	2,970,890	3,562,380	2,830,646
Interest-bearing deposits	6,971,083	7,027,486	6,432,336	6,999,129	6,234,076
Total deposits	10,506,193	10,617,438	9,403,226	10,561,509	9,064,722

Securities sold under agreements to repurchase and federal funds purchased	235,733	271,095	204,417	253,316	194,610
Interest-bearing liabilities	7,574,677	7,654,661	6,966,046	7,614,448	6,744,850
Total liabilities	11,255,018	11,379,404	10,055,884	11,316,868	9,689,254
Stockholders' equity - common	1,197,052	1,281,535	1,342,771	1,239,060	1,309,418
Average tangible common equity [2]	825,162	906,724	974,062	865,718	943,700

PERFORMANCE RATIOS
Pre-provision net revenue to average assets [1,2]	1.27%	1.16%	1.20%	1.21%	1.36%
Return on average assets	0.96%	0.91%	1.05%	0.94%	1.24%
Return on average common equity	9.99%	9.00%	8.89%	9.48%	10.41%
Return on average tangible common equity [2]	14.50%	12.72%	12.26%	13.57%	14.44%
Net interest margin 2, [4]	2.68%	2.45%	2.50%	2.56%	2.61%
Efficiency ratio [2]	60.56%	62.97%	61.68%	61.75%	58.21%
Noninterest revenue as a % of total revenues [3]	30.12%	34.18%	33.22%	32.13%	32.36%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue [1,2]	$41,267	$39,354	$37,486	$80,621	$80,239
Adjusted net income [2]	30,081	29,104	31,921	59,185	69,986
Adjusted diluted earnings per share [2]	0.54	0.52	0.57	1.05	1.26
Adjusted pre-provision net revenue to average assets [2]	1.33%	1.26%	1.32%	1.29%	1.47%
Adjusted return on average assets [2]	0.97%	0.93%	1.12%	0.95%	1.28%
Adjusted return on average tangible common equity [2]	14.62%	13.02%	13.14%	13.79%	14.96%
Adjusted net interest margin [2,4]	2.66%	2.41%	2.43%	2.53%	2.53%
Adjusted efficiency ratio [2]	60.29%	62.18%	58.89%	61.23%	56.63%

[1] Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
ASSETS
Cash and cash equivalents	$230,852	$479,228	$836,095	$883,845	$920,810
Investment securities	3,708,922	3,941,656	3,994,822	4,010,256	3,478,467
Loans held for sale	4,813	6,765	23,875	20,225	17,834

Commercial loans	5,613,955	5,486,817	5,449,689	5,431,342	5,475,461
Retail real estate and retail other loans	1,883,823	1,786,056	1,739,309	1,719,293	1,710,189
Portfolio loans	7,497,778	7,272,873	7,188,998	7,150,635	7,185,650

Allowance for credit losses	(88,757)	(88,213)	(87,887)	(92,802)	(95,410)
Premises and equipment	130,892	133,658	136,147	142,031	145,437
Goodwill and other intangibles	369,962	372,913	375,924	378,891	381,795
Right of use asset	8,615	9,014	10,533	11,068	8,228
Other assets	493,356	439,615	381,182	395,181	372,638
Total assets	$12,356,433	$12,567,509	$12,859,689	$12,899,330	$12,415,449

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,505,299	$3,568,651	$3,670,267	$3,453,906	$3,186,650
Interest checking, savings, and money market deposits	6,074,108	6,132,355	6,162,661	6,337,026	6,034,871
Time deposits	817,821	890,830	935,649	1,026,935	1,115,596
Total deposits	$10,397,228	$10,591,836	$10,768,577	$10,817,867	$10,337,117

Securities sold under agreements to repurchase	$228,383	$255,668	$270,139	$241,242	$207,266
Short-term borrowings	16,396	17,683	17,678	17,673	30,168
Long-term debt	317,304	265,769	268,773	271,780	274,788
Junior subordinated debt owed to unconsolidated trusts	71,721	71,678	71,635	71,593	71,551
Lease liability	8,655	9,067	10,591	11,120	8,280
Other liabilities	154,789	137,783	133,184	134,979	140,588
Total liabilities	$11,194,476	$11,349,484	$11,540,577	$11,566,254	$11,069,758
Total stockholders' equity	$1,161,957	$1,218,025	$1,319,112	$1,333,076	$1,345,691
Total liabilities & stockholders' equity	$12,356,433	$12,567,509	$12,859,689	$12,899,330	$12,415,449

SHARE AND PER SHARE AMOUNTS
Book value per common share	$21.00	$22.03	$23.80	$23.88	$23.89
Tangible book value per common share [1]	$14.31	$15.29	$17.01	$17.09	$17.11
Ending number of common shares outstanding	55,335,703	55,278,785	55,434,910	55,826,984	56,330,616

[1] See "Non-GAAP Financial Information" for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$65,567	$60,882	$61,404	$126,449	$123,969
Interest on investment securities	16,671	14,932	10,039	31,603	19,655
Other interest income	358	277	245	635	395
Total interest income	$82,596	$76,091	$71,688	$158,687	$144,019

INTEREST EXPENSE
Interest on deposits	$2,146	$2,124	$3,295	$4,270	$7,027
Interest on securities sold under agreements to repurchase and federal funds purchased	147	59	60	206	117
Interest on short-term borrowings	147	89	64	236	83
Interest on long-term debt	3,520	3,109	2,995	6,629	5,900
Junior subordinated debt owed to unconsolidated trusts	708	654	732	1,362	1,457
Total interest expense	$6,668	$6,035	$7,146	$12,703	$14,584

Net interest income	$75,928	$70,056	$64,542	$145,984	$129,435
Provision for credit losses	1,653	(253)	(1,700)	1,400	(8,496)
Net interest income after provision for credit losses	$74,275	$70,309	$66,242	$144,584	$137,931

NONINTEREST INCOME
Wealth management fees	$14,135	$15,779	$13,002	$29,914	$25,586
Fees for customer services	9,588	8,907	8,611	18,495	16,648
Payment technology solutions	4,888	5,077	4,530	9,965	9,151
Mortgage revenue	284	975	1,747	1,259	4,413
Income on bank owned life insurance	874	884	1,476	1,758	2,440
Net securities gains (losses)	(1,714)	(614)	898	(2,328)	2,539
Other noninterest income	2,964	4,764	2,747	7,728	3,679
Total noninterest income	$31,019	$35,772	$33,011	$66,791	$64,456

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$38,110	$39,354	$34,889	$77,464	$65,273
Data processing expense	5,375	4,978	4,819	10,353	9,099
Net occupancy expense	4,720	5,067	4,246	9,787	8,809
Furniture and equipment expense	2,045	2,030	2,066	4,075	4,092
Professional fees	1,607	1,507	2,311	3,114	4,256
Amortization of intangible assets	2,951	3,011	2,650	5,962	5,051
Interchange expense	1,487	1,545	1,442	3,032	2,926
Other operating expenses	12,797	12,884	10,202	25,681	17,618
Total noninterest expense	$69,092	$70,376	$62,625	$139,468	$117,124

Income before income taxes	$36,202	$35,705	$36,628	$71,907	$85,263
Income taxes	6,378	7,266	6,862	13,644	17,681
Net income	$29,824	$28,439	$29,766	$58,263	$67,582

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.54	$0.51	$0.54	$1.05	$1.23
Fully-diluted earnings per common share	$0.53	$0.51	$0.53	$1.04	$1.22
Average common shares outstanding	55,421,887	55,427,696	55,050,071	55,424,776	54,762,563
Diluted average common shares outstanding	56,104,017	56,194,946	55,730,883	56,149,466	55,384,942

Balance Sheet Growth

Our balance sheet remains a source of strength.  Total assets were $12.36 billion at June 30, 2022, compared to $12.57 billion at March 31, 2022, and $12.42 billion at June 30, 2021.  At June 30, 2022, portfolio loans were $7.50 billion, compared to $7.27 billion as of March 31, 2022, and $7.19 billion as of June 30, 2021.  Amortized costs of Paycheck Protection Program (PPP) loans of $7.6 million, $31.8 million, and $390.4 million are included in the June 30, 2022, March 31, 2022, and June 30, 2021, portfolio loan balances, respectively.  During the second quarter of 2022, Busey Bank experienced another strong quarter of core loan1 growth of $249.1 million, consisting of growth in commercial balances2 of $151.3 million and growth in retail real estate and retail other balances of $97.8 million.  Growth was principally driven by our Northern Illinois and Central Illinois regions.  As has been our practice, we remain steadfast in our disciplined underwriting.

Average portfolio loans were $7.38 billion for the second quarter of 2022, compared to $7.16 billion for the first quarter of 2022 and $6.89 billion for the second quarter of 2021.  The average balance of PPP loans for the second quarter of 2022 was $19.3 million, compared to $51.5 million for the first quarter of 2022 and $496.2 million for the second quarter of 2021.  Average interest-earning assets for the second quarter of 2022 were $11.45 billion, compared to $11.70 billion for the first quarter of 2022, and $10.45 billion for the second quarter of 2021.

Total deposits were $10.40 billion at June 30, 2022, compared to $10.59 billion at March 31, 2022, and $10.34 billion at June 30, 2021.  Fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of fiscal stimulus, inflation and related economic effects on our customers, as well as typical seasonality aspects within our portfolio, and other core deposit1 growth.  The Company remains funded substantially through core deposits1 with significant market share in its primary markets.  Core deposits1 accounted for 98.9% of total deposits as of June 30, 2022.  Cost of deposits was 0.08% in the second quarter of 2022, holding steady with the first quarter of 2022.  Excluding time deposits, the Company’s cost of deposits was 0.05% in the second quarter of 2022, an increase of 0.01% from March 31, 2022.

During the second quarter of 2022, we redeemed $40.0 million of 3.75% senior notes which matured on May 25, 2022.

Net Interest Margin1 and Net Interest Income

Net interest margin1 for the second quarter of 2022 was 2.68%, compared to 2.45% for the first quarter of 2022 and 2.50% for the second quarter of 2021.  Excluding purchase accretion, adjusted net interest margin1 was 2.66% for the second quarter of 2022, compared to 2.41% in the first quarter of 2022 and 2.43% in the second quarter of 2021.   Net interest income was $75.9 million in the second quarter of 2022, compared to $70.1 million in the first quarter of 2022 and $64.5 million in the second quarter of 2021.

The Federal Open Market Committee (FOMC) raised rates during the first quarter of 2022, for the first time in three years, and again in both May and June 2022.  Rising rates have a positive impact on net interest margin1, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities.  Given the timing of the FOMC meetings in May and June, the full benefit of the associated movement in rates to our net interest margin will be largely realized in subsequent quarters.  In general, net interest margins1 have been impacted over the last two years by PPP loans, significant growth in the Company’s liquidity position, and the issuance of debt.  Factors contributing to the 23 basis point increase in net interest margin during the second quarter of 2022 include:

●	Loan growth and higher new volume and repricing rates which contributed +23 basis points
●	Increases in the cash and securities portfolio yield which contributed +7 basis points
●	Reduced volume of PPP loan forgiveness which contributed -3 basis points
●	Reduced recognition of purchase accounting accretion which contributed -2 basis points
●	Increase in borrowing costs contributed -2 basis points

Future FOMC rate decisions are expected to continue to be a net positive to net interest margin.  Based on our most recent Asset Liability Management Committee (ALCO) model, a 100 basis point parallel rate shock is expected to increase net interest income by 4.3% over the subsequent twelve month period.  Market competition for deposits has started to increase and deposits betas are likely to increase going forward, which is factored into our ALCO model.  In the second quarter of 2022, our interest-bearing non-maturity deposit beta was 2.7%.

1 See “Non-GAAP Financial Information” for reconciliation.

2 Commercial balances include commercial, commercial real estate, and real estate construction loans.

Asset Quality

Despite a small uptick in non-performing assets in the second quarter of 2022 over the first quarter of 2022, credit quality continues to be exceptionally strong.  Loans 30-89 days past due increased to $5.2 million as of June 30, 2022, compared to $3.9 million as of both March 31, 2022, and June 30, 2021.  Non-performing loans totaled $17.5 million as of June 30, 2022, compared to $12.7 million as of March 31, 2022, and $28.3 million as of June 30, 2021. The increase in non-performing loans in the second quarter of 2022 is largely attributable to a single borrower in the skilled nursing industry.  Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.23% at June 30, 2022, compared to 0.17% as of March 31, 2022, and 0.39% as of June 30, 2021.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of portfolio loans was 0.23% at June 30, 2022, compared to 0.18% at March 31, 2022, and 0.42% at June 30, 2021.  Non-performing assets were 0.15% of total assets at the end of the second quarter of 2022, compared to 0.13% at March 31, 2022 and 0.25% at June 30, 2021.

Net charge-offs totaled $1.1 million for the quarter ended June 30, 2022, compared to net recoveries of $0.6 million and net charge-offs of $1.0 million for the quarters ended March 31, 2022, and June 30, 2021, respectively.  The increase in net charge-offs in the second quarter of 2022 was principally related to the aforementioned skilled nursing borrower relationship.  The allowance as a percentage of portfolio loans was 1.18% at June 30, 2022, compared to 1.21% at March 31, 2022, and 1.33% at June 30, 2021.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.18% at June 30, 2022, compared to 1.22% at March 31, 2022, and 1.40% at June 30, 2021.  The allowance as a percentage of non-performing loans was 507.36% at June 30, 2022, compared to 695.41% at March 31, 2022, and 336.96% at June 30, 2021.

The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Total assets	$12,356,433	$12,567,509	$12,859,689	$12,899,330	$12,415,449
Portfolio loans	7,497,778	7,272,873	7,188,998	7,150,635	7,185,650
Portfolio loans excluding amortized cost of PPP loans	7,490,162	7,241,104	7,114,040	6,972,404	6,795,255
Loans 30 – 89 days past due	5,157	3,916	6,261	6,446	3,888
Non-performing loans:
Non-accrual loans	15,840	12,488	15,946	25,369	27,725
Loans 90+ days past due and still accruing	1,654	197	906	491	590
Non-performing loans	$17,494	$12,685	$16,852	$25,860	$28,315
Non-performing loans, segregated by geography:
Illinois / Indiana	$11,261	$6,467	$10,450	$17,824	$21,398
Missouri	5,259	5,263	5,349	6,736	5,645
Florida	974	955	1,053	1,300	1,272
Other non-performing assets	1,429	3,606	4,416	3,184	3,137
Non-performing assets	$18,923	$16,291	$21,268	$29,044	$31,452

Allowance for credit losses	$88,757	$88,213	$87,887	$92,802	$95,410

RATIOS
Non-performing loans to portfolio loans	0.23%	0.17%	0.23%	0.36%	0.39%
Non-performing loans to portfolio loans, excluding PPP loans	0.23%	0.18%	0.24%	0.37%	0.42%
Non-performing assets to total assets	0.15%	0.13%	0.17%	0.23%	0.25%
Non-performing assets to portfolio loans and other non-performing assets	0.25%	0.22%	0.30%	0.41%	0.44%
Allowance for credit losses to portfolio loans	1.18%	1.21%	1.22%	1.30%	1.33%
Allowance for credit losses to portfolio loans, excluding PPP	1.18%	1.22%	1.24%	1.33%	1.40%
Allowance for credit losses as a percentage of non-performing loans	507.36%	695.41%	521.52%	358.86%	336.96%

NET CHARGE OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Net charge-offs (recoveries)	$1,109	$(579)	$1,011	$530	$1,320
Provision expense (release)	1,653	(253)	(1,700)	1,400	(8,496)

Noninterest Income

Noninterest income declined to $31.0 million for the second quarter of 2022, compared to $35.8 million for the first quarter of 2022 and $33.0 million for the second quarter of 2021.  Excluding realized and unrealized securities gains and losses, non-interest income declined to $32.7 million for the second quarter of 2022 compared to $36.4 million for the first quarter of 2022, and reflected an increase from $32.1 million for the second quarter of 2021.  Revenues from wealth management fees and payment technology solutions activities represented 61.3% of the Company’s noninterest income for the quarter ended June 30, 2022, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating areas increased by 8.5% compared to the second quarter of 2021.

Wealth management fees were $14.1 million for the second quarter of 2022, compared to $15.8 million for the first quarter of 2022 and $13.0 million for the second quarter of 2021, an 8.7% increase from the comparable period in 2021.  The quarter over quarter decline in wealth management fees is primarily attributable to customary seasonality in farm management income as well as declines in market valuations.  Net income from the Wealth Management segment was $5.1 million for the second quarter of 2022, compared to $5.8 million for the first quarter of 2022, and $4.9 million in the second quarter of 2021, a 4.2% increase from the comparable period in 2021.  First Busey’s Wealth Management division ended the second quarter of 2022 with $11.45 billion in assets under care, a decrease from $12.33 billion at the end of the first quarter of 2022 and from $12.30 billion at the end of the second quarter of 2021, principally due to a reduction in market valuations, offset partially by relative outperformance from our investment management team as well as new asset under care inflows.

Payment technology solutions revenue from FirsTech was $4.9 million for the second quarter of 2022, compared to $5.1 million for the first quarter of 2022 and $4.5 million for the second quarter of 2021.  Excluding intracompany eliminations, FirsTech generated revenue of $5.4 million during the second quarter of 2022, holding steady with the first quarter of 2022 and an increase from $4.8 million during the second quarter of 2021.  A reduction in transactions for a large enterprise customer related to economic impacts on consumer payment cycles and a longer-than-anticipated sales and implementation cycle in the Banking as a Service (BaaS) strategy has impacted revenues to date.  The FirsTech operating segment generated net income of $0.4 million in the second quarter of 2022, a decrease from $0.6 million in the first quarter of 2022 and steady with the second quarter of 2021.  The Company is currently making strategic investments in FirsTech to further enhance future growth including further upgrades to the product and engineering teams to build an application programming interface (API) first cloud-based platform to provide for fully integrated payment capabilities as well as the continued development of our BaaS platform.

Fees for customer services were $9.6 million for the second quarter of 2022, compared to $8.9 million in the first quarter of 2022 and $8.6 million in the second quarter of 2021, an 11.3% increase from the comparable period in 2021, as a greater proportion of closed loan volume was directed into adjustable-rate mortgage loans held in our portfolio.

Mortgage revenue was $0.3 million in the second quarter of 2022, a decrease from $1.0 million in the first quarter of 2022 and $1.7 million in the second quarter of 2021.  Sold-loan mortgage volume declined in the second quarter of 2022 compared to the first quarter of 2022 and the second quarter of 2021, as a greater portion of closed loan volume was directed in adjustable-rate mortgage loans held in portfolio.

Other noninterest income was $3.0 million in the second quarter of 2022, a decrease from $4.8 million in the first quarter of 2022 and an increase from $2.7 million in the second quarter of 2021.  Second quarter 2022 declines, compared to the first quarter of 2022, were primarily the result of a decrease in income recognized on venture capital investments and disposal of fixed assets, partially offset by higher SBA loan sale gains recorded during the second quarter of 2022.

Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act.  The Durbin Amendment requires the Federal Reserve to establish a maximum permissible interchange fee for many types of debit transactions.  We expect a $4.3 million to $4.5 million reduction in noninterest income in the second half of 2022 and a reduction of $8.5 million to $9.0 million for the full year 2023.

Operating Efficiency

Noninterest expense was $69.1 million in the second quarter of 2022, compared to $70.4 million in the first quarter of 2022 and $62.6 million in the second quarter of 2021.  Excluding non-operating adjustments1, noninterest expense was $68.8 million in the second quarter of 2022, compared to $69.5 million in the first quarter of 2022 and $59.9 million in the second quarter of 2021.  As a result, the efficiency ratio1 was 60.56% for the quarter ended June 30, 2022, compared to 62.97% for the quarter ended March 31, 2022, and 61.68% for the quarter ended June 30, 2021.  The adjusted core efficiency ratio1 was 59.01%, 59.89%, and 58.13% for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively.  The Company remains focused on expense discipline, while making necessary investments to support the organic growth of our key business lines and related support and risk management functions.

Noteworthy components of noninterest expense are as follows:

●	Salaries, wages, and employee benefits were $38.1 million in the second quarter of 2022, a decrease from $39.4 million in the first quarter of 2022, and an increase from $34.9 million in the second quarter of 2021. Total full-time equivalents numbered 1,493 at June 30, 2022, compared to 1,465 at March 31, 2022, and 1,503 at June 30, 2021. The Company did not record any non-operating expense for salaries, wages, and employee benefit expenses in the second quarter of 2022, compared to $0.6 million in the first quarter of 2022 and $1.1 million in the second quarter of 2021.

●	Data processing expense was $5.4 million in the second quarter of 2022, compared to $5.0 million in the first quarter of 2022 and $4.8 million in the second quarter of 2021. The Company did not record any non-operating data processing expenses in the second quarter of 2022, compared to $0.2 million in the first quarter of 2022 and $0.4 million in the second quarter of 2021.

●	Professional fees were $1.6 million in the second quarter of 2022, an increase from $1.5 million in the first quarter of 2022 and a decrease from $2.3 million in the second quarter of 2021. The Company recorded $0.2 million of non-operating professional fees in the second quarter of 2022, compared to an immaterial amount in the first quarter of 2022 and $0.9 million in the second quarter of 2021.

●	Amortization expense was $3.0 million in the second quarter of 2022, holding steady with the first quarter of 2022 and an increase from $2.7 million in the second quarter of 2021. We completed the acquisition of Glenview State Bank (GSB) on May 31, 2021, and as a result, the second quarter of 2021 reflects only one month of amortization expense related to the acquisition of GSB.

●	Other operating expenses were $12.8 million for the second quarter of 2022, a decrease from $12.9 million in the first quarter of 2022, and an increase from $10.2 million in the second quarter of 2021. The Company recorded $0.1 million of non-operating expenses within the other operating expense line in the second quarter of 2022, compared to an immaterial amount in the first quarter of 2022 and $0.2 million in the second quarter of 2021. There was an additional $0.2 million of lease termination expenses related to the exit of two properties during the second quarter. Other operating expense fluctuations primarily relate to a decrease in the provision for unfunded commitments of $1.4 million from the first quarter to the second quarter, a $1.0 million increase in business development and marketing expenses from the first quarter to the second quarter, a decline in losses on OREO sales from $0.6 million in the first quarter to an immaterial amount in the second, an increase of $0.3 million in the amortization of New Markets Tax Credits from the first quarter to the second quarter, and higher regulatory costs.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 29, 2022, of $0.23 per common share to stockholders of record as of July 22, 2022.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of June 30, 2022, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s Common Equity Tier 1 ratio is estimated to be 11.77% at June 30, 20222, compared to 11.89% at March 31, 2022, and 12.26% at June 30, 2021.  The Company’s tangible common equity1 was $801.9 million at June 30, 2022, compared to $855.6 million at March 31, 2022, and $981.9 million at June 30, 2021.  Tangible common equity1

1 See “Non-GAAP Financial Information” for reconciliation.

2 The Common Equity Tier 1 Capital ratio is not yet finalized for the second quarter of 2022, and is subject to change.

represented 6.68% of tangible assets at June 30, 2022, compared to 7.01% at March 31, 2022, and 8.15% at June 30, 2021.  The Company’s tangible book value1 per common share declined from $15.29 at March 31, 2022, to $14.31 at June 30, 2022.  The quarter-over-quarter decline in both the ratio of tangible common equity to tangible assets1 and tangible book value per share1 is primarily attributable to the fair market valuation adjustment of the Company’s securities portfolio as a result of the rapidly rising rate environment as reflected in the accumulated other comprehensive income (loss) (AOCI) component of shareholder’s equity, net of retained earnings and amortization of intangible assets over the same period.

During the second quarter of 2022, the Company purchased 70,000 shares of its common stock at a weighted average price of $22.91 per share for a total of $1.6 million under the Company’s stock repurchase plan.  As of June 30, 2022, the Company had 277,210 shares remaining on its stock repurchase plan available for repurchase.

2Q22 Quarterly Earnings Supplement

For additional information on the Company’s financial condition and operating results, please refer to the 2Q22 Quarterly Earnings Supplement presentation furnished via Form 8-K on July 26, 2022, in connection with this earnings release.

1 See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of June 30, 2022, First Busey Corporation (Nasdaq: BUSE) was a $12.36 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.32 billion as of June 30, 2022, and is headquartered in Champaign, Illinois.  Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.

Busey Bank’s wholly-owned subsidiary, FirsTech, is a payments platform specializing in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions.  With associates across the United States, FirsTech provides comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly configurable, secure platform.  Fast, secure payment modes include, but are not limited to, text-based payments; electronic payments concentration delivered to Automated Clearing House networks; internet voice recognition (IVR); credit cards; in-store payments for customers at retail pay agents; direct debit services; and lockbox remittance processing for customers to make payments by mail.   Once these payments are processed through integration with our customers’ financial systems, FirsTech provides its customers with reconciliation and settlement services to ensure payment confirmation.  Additionally, FirsTech provides consulting and technology services through its Professional Services Division, assisting clients in identifying and implementing payment technologies to meet their evolving needs.  FirsTech launched its innovative BaaS platform at the beginning of 2022, helping community banks and their commercial customers build modernized payment solutions, which include online payment technologies and automated file transfers.  More information about FirsTech can be found at firstechpayments.com.

Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of June 30, 2022, assets under care were $11.45 billion.

Busey Bank has been named among America’s Best Banks for 2022, a first-ever recognition by Forbes magazine.  Ranked 52nd overall, Busey was the top-ranked bank headquartered in Illinois; only three other Illinois-based banks were included on the list.  We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Ted Rosinus, EVP Investor Relations & Corporate Development

847-832-0392

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
PRE-PROVISION NET REVENUE
Net interest income		$75,928	$70,056	$64,542	$145,984	$129,435
Total noninterest income		31,019	35,772	33,011	66,791	64,456
Net security (gains) losses		1,714	614	(898)	2,328	(2,539)
Total noninterest expense		(69,092)	(70,376)	(62,625)	(139,468)	(117,124)
Pre-provision net revenue		39,569	36,066	34,030	75,635	74,228
Non-GAAP adjustments:
Acquisition and other restructuring expenses		303	835	2,713	1,138	3,033
Provision for unfunded commitments		(267)	1,112	(496)	845	(90)
Amortization of New Markets Tax Credits		1,662	1,341	1,239	3,003	3,068
Adjusted pre-provision net revenue		$41,267	$39,354	$37,486	$80,621	$80,239

Pre-provision net revenue, annualized	[a]	$158,711	$146,268	$136,494	$152,524	$149,686
Adjusted pre-provision net revenue, annualized	[b]	165,521	159,602	150,356	162,578	161,808
Average total assets	[c]	12,452,070	12,660,939	11,398,655	12,555,928	10,998,672

Reported: Pre-provision net revenue to average assets [1]	[a÷c]	1.27%	1.16%	1.20%	1.21%	1.36%
Adjusted: Pre-provision net revenue to average assets [1]	[b÷c]	1.33%	1.26%	1.32%	1.29%	1.47%

[1] Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$29,824	$28,439	$29,766	$58,263	$67,582
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	587	1,125	587	1,125
Data processing		—	214	368	214	375
Professional fees, occupancy, and other		204	34	1,220	238	1,533
Other restructuring expenses:
Lease or fixed asset impairment		99	—	—	99	—
Professional fees, occupancy, and other		—	—	—	—	—
MSR valuation impairment		—	—	—	—	—
Related tax benefit		(46)	(170)	(558)	(216)	(629)
Adjusted net income	[b]	$30,081	$29,104	$31,921	$59,185	$69,986

DILUTED EARNINGS PER SHARE
Dilutive average common shares outstanding	[c]	56,104,017	56,194,946	55,730,883	56,149,466	55,384,942

Reported: Diluted earnings per share	[a÷c]	$0.53	$0.51	$0.53	$1.04	$1.22
Adjusted: Diluted earnings per share	[b÷c]	$0.54	$0.52	$0.57	$1.05	$1.26

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$119,624	$115,336	$119,391	$117,492	$136,284
Adjusted net income, annualized	[e]	120,655	118,033	128,035	119,351	141,132
Average total assets	[f]	12,452,070	12,660,939	11,398,655	12,555,928	10,998,672

Reported: Return on average assets [1]	[d÷f]	0.96%	0.91%	1.05%	0.94%	1.24%
Adjusted: Return on average assets [1]	[e÷f]	0.97%	0.93%	1.12%	0.95%	1.28%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,197,052	$1,281,535	$1,342,771	$1,239,060	$1,309,418
Average goodwill and other intangible assets, net		(371,890)	(374,811)	(368,709)	(373,342)	(365,718)
Average tangible common equity	[g]	$825,162	$906,724	$974,062	$865,718	$943,700

Reported: Return on average tangible common equity [1]	[d÷g]	14.50%	12.72%	12.26%	13.57%	14.44%
Adjusted: Return on average tangible common equity [1]	[e÷g]	14.62%	13.02%	13.14%	13.79%	14.96%

[1] Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
Net interest income		$75,928	$70,056	$64,542	$145,984	$129,435
Non-GAAP adjustments:
Tax-equivalent adjustment		546	546	579	1,092	1,180
Tax-equivalent net interest income		76,474	70,602	65,121	147,076	130,615
Purchase accounting accretion related to business combinations		(599)	(1,159)	(1,726)	(1,758)	(3,883)
Adjusted net interest income		$75,875	$69,443	$63,395	$145,318	$126,732

Tax-equivalent net interest income, annualized	[a]	$306,736	$286,330	$261,200	$296,590	$263,395
Adjusted net interest income, annualized	[b]	304,334	281,630	254,277	293,045	255,565
Average interest-earning assets	[c]	11,453,198	11,703,947	10,448,417	11,577,879	10,102,278

Reported: Net interest margin [1]	[a÷c]	2.68%	2.45%	2.50%	2.56%	2.61%
Adjusted: Net interest margin [1]	[b÷c]	2.66%	2.41%	2.43%	2.53%	2.53%

[1] Annualized measure.

Adjusted Noninterest Expense, Adjusted Core Expense, Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
Net interest income		$75,928	$70,056	$64,542	$145,984	$129,435
Non-GAAP adjustments:
Tax-equivalent adjustment		546	546	579	1,092	1,180
Tax-equivalent net interest income		76,474	70,602	65,121	147,076	130,615

Total noninterest income		31,019	35,772	33,011	66,791	64,456
Non-GAAP adjustments:
Net security (gains) losses		1,714	614	(898)	2,328	(2,539)
Noninterest income excluding net securities gains and losses		32,733	36,386	32,113	69,119	61,917

Tax-equivalent net interest income plus noninterest income excluding net securities gains and losses	[a]	$109,207	$106,988	$97,234	$216,195	$192,532

Total noninterest expense		$69,092	$70,376	$62,625	$139,468	$117,124
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,951)	(3,011)	(2,650)	(5,962)	(5,051)
Non-interest expense excluding amortization of intangible assets	[c]	66,141	67,365	59,975	133,506	112,073
Non-operating adjustments:
Salaries, wages, and employee benefits		—	(587)	(1,125)	(587)	(1,125)
Data processing		—	(214)	(368)	(214)	(375)
Impairment, professional fees, occupancy, and other		(303)	(34)	(1,220)	(337)	(1,533)
Adjusted noninterest expense	[d]	65,838	66,530	57,262	132,368	109,040
Provision for unfunded commitments		267	(1,112)	496	(845)	90
Amortization of New Markets Tax Credit		(1,662)	(1,341)	(1,239)	(3,003)	(3,068)
Adjusted core expense	[e]	$64,443	$64,077	$56,519	$128,520	$106,062

Noninterest expense, excluding non-operating adjustments	[d-b]	$68,789	$69,541	$59,912	$138,330	$114,091

Reported: Efficiency ratio	[c÷a]	60.56%	62.97%	61.68%	61.75%	58.21%
Adjusted: Efficiency ratio	[d÷a]	60.29%	62.18%	58.89%	61.23%	56.63%
Adjusted: Core efficiency ratio	[e÷a]	59.01%	59.89%	58.13%	59.45%	55.09%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		June 30,	March 31,	December 31,	September 30,	June 30,
		2022	2022	2021	2021	2021
Total stockholders’ equity		$1,161,957	$1,218,025	$1,319,112	$1,333,076	$1,345,691
Goodwill and other intangible assets, net		(369,962)	(372,913)	(375,924)	(378,891)	(381,795)
Tangible book value	[a]	$791,995	$845,112	$943,188	$954,185	$963,896

Ending number of common shares outstanding	[b]	55,335,703	55,278,785	55,434,910	55,826,984	56,330,616

Tangible book value per common share	[a÷b]	$14.31	$15.29	$17.01	$17.09	$17.11

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		June 30,	March 31,	December 31,	September 30,	June 30,
		2022	2022	2021	2021	2021
Total assets		$12,356,433	$12,567,509	$12,859,689	$12,899,330	$12,415,449
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(369,962)	(372,913)	(375,924)	(378,891)	(381,795)
Tax effect of other intangible assets [1]		9,905	10,456	16,254	17,115	17,997
Tangible assets	[a]	$11,996,376	$12,205,052	$12,500,019	$12,537,554	$12,051,651

Total stockholders’ equity		$1,161,957	$1,218,025	$1,319,112	$1,333,076	$1,345,691
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(369,962)	(372,913)	(375,924)	(378,891)	(381,795)
Tax effect of other intangible assets [1]		9,905	10,456	16,254	17,115	17,997
Tangible common equity	[b]	$801,900	$855,568	$959,442	$971,300	$981,893

Tangible common equity to tangible assets [2]	[b÷a]	6.68%	7.01%	7.68%	7.75%	8.15%

[1] Net of estimated deferred tax liability.
[2] Tax-effected measure.

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		June 30,	March 31,	December 31,	September 30,	June 30,
		2022	2022	2021	2021	2021
Portfolio loans	[a]	$7,497,778	$7,272,873	$7,188,998	$7,150,635	$7,185,650
Non-GAAP adjustments:
PPP Loans amortized cost		(7,616)	(31,769)	(74,958)	(178,231)	(390,395)
Core loans	[b]	$7,490,162	$7,241,104	$7,114,040	$6,972,404	$6,795,255

Total deposits	[c]	$10,397,228	$10,591,836	$10,768,577	$10,817,867	$10,337,117
Non-GAAP adjustments:
Brokered transaction accounts		(2,002)	(2,002)	(2,248)	(2,002)	(2,002)
Time deposits of $250,000 or more		(117,957)	(139,245)	(137,449)	(156,419)	(129,187)
Core deposits	[d]	$10,277,269	$10,450,589	$10,628,880	$10,659,446	$10,205,928

RATIOS
Core loans to portfolio loans	[b÷a]	99.90%	99.56%	98.96%	97.51%	94.57%
Core deposits to total deposits	[d÷c]	98.85%	98.67%	98.70%	98.54%	98.73%
Core loans to core deposits	[b÷d]	72.88%	69.29%	66.93%	65.41%	66.58%

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.